Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

TO INDENTURE DATED JUNE 10, 1994

This THIRD SUPPLEMENTAL INDENTURE dated as of June 16, 2023 is executed by and between KEYCORP, a corporation duly organized and existing under the laws of the State of Ohio (the “Company”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, formerly known as Bankers Trust Company, a New York banking corporation duly organized and existing under the laws of the State of New York acting as trustee (the “Trustee”) under that certain Indenture dated as of June 10, 1994 between the Company and the Trustee, as thereby amended pursuant to a First Supplemental Indenture dated as of November 14, 2001 and a Second Supplemental Indenture dated as of November 13, 2013 (as amended, the “Indenture”).

WHEREAS, pursuant to the Indenture the Company issues subordinated debt securities from time to time (the “Securities”);

WHEREAS, Section 901 of the Indenture provides that, without the consent of any Holders of Securities or coupons, the Company, when authorized by a Board Resolution, and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of making any other provisions with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect the interests of the Holders of Securities of such series in any material respect;

WHEREAS, the Company desires to modify the Indenture with respect to which authorized officers may execute certain documents and instruments described in the Indenture;

WHEREAS, no amendment of the Indenture pursuant to this Third Supplemental Indenture shall apply to any Security Outstanding prior to the execution of this Third Supplemental Indenture, and each Security Outstanding prior to the execution of this Third Supplemental Indenture shall continue to be entitled to the benefit of the provisions under the Indenture existing prior to the execution of this Third Supplemental Indenture;

WHEREAS, such amendments will not adversely affect the interests of the Holders of the Securities of any Outstanding series of Securities in any material respect;

WHEREAS, the Company has authorized the execution and delivery of this Third Supplemental Indenture; and

WHEREAS, all other conditions precedent to the execution and delivery of this Third Supplemental Indenture have been satisfied.

NOW, THEREFORE, the Company and the Trustee hereby agree as follows:

ARTICLE I

Amendments

Section 1.01. Amendments to Section 501. Section 501 of the Indenture is hereby amended by deleting such Section 501 in its entirety and replacing it with the following:

““Event of Default”, wherever used herein with respect to Securities of any series, means any one of the following events (whatever the reason for such Event of Default and whether it shall be occasioned by the provisions of Article Thirteen or be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1)

the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or substantially all of its assets or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(2)

the commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or substantially all of its assets, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action; or

(3)	any other Event of Default provided with respect to Securities of that series.”

Section 1.02. Amendments to Section 503. Clause (3) of the first sentence of Section 503 of the Indenture is hereby amended by inserting “and such default continues for a period of 30 days” after “at the Maturity thereof.”

Section 1.03. Amendments to Section 801. The first paragraph of Section 801 of the Indenture is hereby amended by deleting the words up to and including the colon in their entirety and replacing them with the following: “The Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and the Company shall not permit any Person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, other than a sale or conveyance of all or substantially all of its assets to one or more Subsidiaries, unless:”.

ARTICLE II

Miscellaneous

Section 2.01. Definitions. All capitalized terms used in this Third Supplemental Indenture that are defined in the Indenture have the respective meanings assigned to them therein, except to the extent such terms are otherwise defined in this Third Supplemental Indenture or the context clearly requires otherwise.

Section 2.02. Effectiveness. The Indenture as amended or modified by this Third Supplemental Indenture is ratified and confirmed in all respects and the Indenture as so amended shall be read, taken and construed as one and the same instrument. This Third Supplemental Indenture shall become effective upon execution and delivery hereof by all parties hereto.

Section 2.03. Counterparts. This Third Supplemental Indenture may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Third Supplemental Indenture or in any other certificate, agreement or document related to this Third Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

Section 2.04. Trustee Makes No Representations. The Trustee accepts the modification of the Indenture affected by this Third Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the accuracy of the recitals contained herein, which recitals shall be taken as the statements of the Company.

Section 2.05. Trust Indenture Act Controls. If and to the extent that any provision of this Third Supplemental Indenture limits, qualifies or conflicts with another provision included in this Third Supplemental Indenture, or in the Indenture, which provision is required to be included in this Third Supplemental Indenture or the Indenture, as applicable, by any of the provisions of Sections 310 to 317, inclusive, of the Trust Indenture Act, such required provision shall control.

Section 2.06. Governing Law. This Third Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of said State.

Section 2.07. Provisions Binding on Successors. All the covenants, stipulations, promises and agreements contained in this Third Supplemental Indenture by the Company shall bind its successors and assigns whether so expressed or not.

Section 2.08. Effect of Headings. The titles and headings of the articles and sections of this Third Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions of this Third Supplemental Indenture.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have signed this Third Supplemental Indenture as of the date first above written.

KEYCORP

By:	/s/ Clark H.I. Khayat
Name: Clark H.I. Khayat
Title: Chief Financial Officer

ATTEST:

/s/ Andrea McCarthy
Name: Andrea McCarthy
Title: Assistant Secretary

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Joseph Denno
Name: Joseph Denno
Title: Vice President

By:	/s/ Sebastian Hidalgo
Name: Sebastian Hidalgo
Title: Assistant Vice President

ATTEST:

/s/ Kenneth Ring
Name: Kenneth Ring
Title: Director

Signature Page to Third Supplemental Indenture